Exhibit (h)(3)

MASTER AGREEMENT AMONG UNDERWRITERS

August 1, 1982

Dear Sirs:

From time to time we may invite you (and others) to participate on the terms set forth herein as underwriter in connection with certain public offerings of securities that are managed by us.  If we invite you to participate in a specific offering (an “Offering”) to which this Master Agreement Among Underwriters shall apply, we will send you, by wire, telex or other written means, an agreement among underwriters, substantially in the form of Exhibit A hereto (an “AAU”).  Any such AAU may exclude or revise such provisions of this Master Agreement Among Underwriters or may contain such additional provisions as you and we mutually deem appropriate.  An Underwriters’ Questionnaire to be used in connection with such Offerings is attached as Exhibit B hereto.

Each AAU shall relate to a specific Offering and shall identify (i) the securities to be offered their principal terms, the issuer thereof and, if different from the issuer, the seller or sellers of such securities, (ii) the underwriting agreement providing for the purchase of such securities by the several underwriters and whether such agreement provides the several underwriters with an option to purchase additional securities to cover over-allotments, (iii) the price at which such securities are to be purchased by the several underwriters from the seller or sellers thereof (or a formula establishing the maximum such price), (iv) the offering terms, including, if applicable, the public offering price, concession, reallowance and management fee with respect to such securities, (v) the manager or managers for such Offering and (vi) if applicable, the trustee for the indenture under which such securities will be issued.

Each AAU shall set forth your proposed participation in the Offering to which it relates and you hereby agree to accept such participation on the terms set forth or contemplated herein and in such AAU without further action on your part.  You may decline such participation only if we receive by wire, telex or either written means a notice from you to that effect before the time specified in such AAU for such a notice.  If we do not receive such a notice by such time, such AAU shall constitute a valid and binding contract between us.

Unless we have received by wire, telex or other written means a notice from you stating exceptions to Underwriters’ Questionnaire attached as Exhibit B hereto before the time specified in an AAU for such notice, you hereby confirm that you have no exception in connection with the Offering to which such AAU relates.

Except to the extent an AAU provides otherwise, you and we hereby agree that the following general provisions shall be incorporated by reference in each AAU.  For purposes of such general provisions, the term Applicable AAU means the AAU incorporating such general provisions by reference; the term Agreement means the Applicable AAU including the general provisions incorporated therein by reference as it applies to the Offering identified in such Applicable AAU; the terms Securities, Issuer, Underwriting Agreement, Underwriters, Manager and Trustee shall have the meanings set forth in the Applicable AAU; the term firm Securities means the Securities that the several Underwriters are initially committed to purchase under the Underwriting Agreement; and the term Additional Securities means the Securities, if any, that the several Underwriters have an option to purchase under the Underwriting Agreement to cover over-allotments.

I.

1.1.          You understand that the Issuer has filed with Securities and Exchange Commission (“Commission”) a registration statement including a prospectus relating to the Securities.  If registration statement related to securities to be offered on a delayed or continuous basis pursuant Rule 415 under the Securities Act of 1933 (the “1933 Act”), the term Registration Statement means such registration statement as amended to the date of the Underwriting Agreement.  Otherwise, term Registration Statement means such registration statement as amended at the time when it becomes effective.  The term Prospectus means the prospectus, together with the final prospectus supplement, if any, relating to the offering of the Securities, filed pursuant to Rule 424 under the 1933 Act.  The term preliminary prospectus means any preliminary prospectus relating to the offering of the Securities.  As used herein the terms Registration Statement, Prospectus and preliminary prospectus shall include in each case the material, if any, incorporated by reference therein.

1.2.          You authorize the Manager, on your behalf, to determine the form of the Underwriting Agreement and to execute and deliver to the seller or sellers (collectively, the “Seller”) of the Securities the Underwriting Agreement to purchase (i) up to the amount of Firm Securities set forth in Applicable AAU and (ii) if the Manager elects on behalf of the several Underwriters to exercise option to purchase Additional Securities, up to the amount of Additional Securities set forth in Applicable AAU, subject on each case, to reduction pursuant to Article III.  The amount of Firm Securities set forth opposite each Underwriter’s name in the Underwriting Agreement plus any additional Firm Securities which you may become obligated to purchase under the Underwriting Agreement or Article X hereof is hereinafter referred to as the original purchase obligation of such Underwriter and the ratio which such original purchase obligation bears to the total amount of Firm Securities set forth in the Underwriting Agreement is hereinafter referred to as the underwriting percentage of such Underwriter.

II.

2.1.          You authorize the Manager to act as manager of the offering of the Securities for sale by Underwriters (the “Underwriters’ Securities”) or by the Seller pursuant to delayed delivery contract (the ”Contract Securities”), if any, contemplated by the Underwriting Agreement.  You authorize Manager to (i) vary the offering terms of the Securities in effect at any time, including, if applicable the public offering price, concession and reallowance, (ii) purchase any or all of the Additional Securities for the accounts of the several Underwriters pursuant to the Underwriting Agreement, (iii) determine, within the limits of any formula set forth in the Applicable AAU, on your behalf, the price at which the Securities are to be purchased by the several Underwriters from the Seller, (iv) agree, on your behalf, to any addition to, change in or waiver of any provision of the Underwriting agreement (other than a change in the purchase price of the Securities from that contemplated by the Applicable AAU or an increase of your original purchase obligation) and (v) take any other action as may seem advisable to the Manager in respect of the offering of the Securities.

2.2.          The public offering of the Securities is to made as soon after Underwriting agreement entered into by the Seller and the Manager as in the Manager’s judgement is advisable, on the terms and conditions set forth in the Prospects and the Applicable AAU.  Any public advertisement of the offering of the Securities shall be made by the Manager on behalf of the Underwriters on such dates the Manager shall determine.  You agree not to advertise such offering prior to the date of Manager’s advertisement thereof without the Manager’s consent.  Any advertisement you may make of such offering after such date will be your own responsibility and at your own expense.

2.3.          You authorize the Manager to sell for your account to institutions such Securities purchased by you from the Seller as the Manager shall determine.  Except for sales for the accounts of

Underwriters designated by a purchasing institution, aggregate sales of Securities to institutions shall be made for the accounts of the several Underwriters as nearly as practicable in their respective underwriting percentages.

2.4.          You authorize the Manager to sell for your account to dealers such Securities purchased by you from the Seller as the Manager shall determine.  Sales of Securities to dealers shall be made for the account of each Underwriter approximately in the proportion that Securities of such Underwriter held by the Manager for such sales bears to all Securities so held.

2.5.          The Manager will advise you promptly, on the date of the public offering, as to the Securities purchased by you which you shall retain for direct sale.  At any time prior to the termination of the Agreement, any Securities purchased by you, which are held by the Manager for sale for your account as set forth above but not sold, may, on your request and at the Manager’s discretion, be released to you for direct sale, and Securities so released to you shall no longer be deemed held for sale by the Manager.

2.6.          From time to time prior to the termination of the Agreement, on the request of the Manager, you will advise the Manager of the amount of Securities remaining unsold which were retained by or released to you for direct sale and of the amount of Securities and other securities of the Issuer remaining unsold which were delivered to you pursuant to Article IV hereof, and, on the request of the Manager, you will release to the Manager any such Securities and other securities remaining unsold (i) for sale by the Manager for your account to institutions or dealers, (ii) for sale by the Seller pursuant to delayed delivery contracts or (iii) if, in the Manager’s opinion, such Securities or other securities are needed to make delivery against sales made pursuant to Article IV hereof.

III.

3.1.          You agree that arrangement for sales of Contract Securities will be made only through the Manager acting either directly or through dealers (including Underwriters acting as dealers), and you authorize the Manager to act on your behalf in making such arrangements.  The aggregate amount of Securities to be purchased by the several Underwriters shall be reduced by the respective amounts of Contract Securities attributed to such Underwriters as hereinafter provided.  Subject to the provisions of Section 3.2, the aggregate amount of Contract Securities shall be attributed to the Underwriters as nearly as practicable in their respective underwriting percentages, except that, as determined by the Manager in its discretion.  (i) Contract Securities directed and allocated by a purchaser to particular Underwriters shall be attributed to such Underwriters and (ii) Contract Securities for which arrangements have been made for sale through dealers shall be attributed to each Underwriter approximately in the proportion that Securities of such Underwriter held by the Manager for sales to dealers bear to all Securities so held.  The fee with respect to Contract Securities payable to the Manager for the accounts of the Underwriters pursuant to the Underwriting Agreement shall be credited to the accounts of the respective Underwriters in proportion to the Contract Securities attributed to such Underwriters pursuant to the provisions of this Section 3.1, less, in the case of each Underwriter, the commission to dealers on Contract Securities sold through dealers and attributed to such Underwriter.

3.2.          If the amount of Contract Securities attributable to an Underwriter pursuant to Section 3.1. would exceed such Underwriter’s original purchase obligation reduced by the amount of Underwriters Securities sold by or on behalf of such Underwriter, such excess shall not be attributed to such Underwriter, and such Underwriter shall be regarded as having acted only as a dealer with respect to and shall receive only the commission to dealers on, such excess.

IV.

4.1.          You authorize Morgan Stanley & Co. Incorporated to buy and sell (i) Securities, (ii) share of common stock (“Common Stock”) of the Issuer, if the Securities are Common Stock or securities of the Issuer that may be exchanged for or converted into Common Stock, and (iii) any other securities of the Issuer designated in the Applicable AAU, in addition to the Securities sold pursuant to Article II hereof, in the open market or otherwise, for long or short account, on such terms as it shall deem advisable, and to over-allot in arranging sales.  Such purchases and sales and over-allotments shall be made for the accounts of the several Underwriters as nearly as practicable in their respective underwriting percentages.  Any securities which may have been purchased by Morgan Stanley & Co. Incorporated for stabilizing purposes in connection with the offering of the Securities prior to the execution of the Applicable AAU shall be treated as having been purchased pursuant to this Section 4.1 for the accounts of the several Underwriters.  At no time shall your net commitment pursuant to the foregoing authorization exceed 10% of your original purchase obligation.  On demand you will take up and pay for any securities of the Issuer so purchased for your account and deliver against payment any securities of the Issuer so sold or over-allotted for your account.  Morgan Stanley & Co. Incorporated agrees to notify you if it engages in any stabilization transaction requiring reports to be filed pursuant to Rule 17a-2 under the Securities Exchange Act of 1934 (the “1934 Act”) and to notify you of the date of termination of stabilization.  You agree to file with Morgan Stanley & Co. Incorporated any reports required of you pursuant to such Rule not later than five business days following the day upon which stabilization was terminated and you authorize Morgan Stanley & Co. Incorporated to file on your behalf with the Commission any reports required by such Rule.

4.2.          If pursuant to the provisions of Section 4.1 and prior to the termination of the Agreement (prior to such earlier date as Morgan Stanley & Co. Incorporated may have determined) Morgan Stanley & Co. Incorporated purchases or contracts to purchase for the account of any Underwriter of the open market or otherwise any Securities which were retained by, or released to, you for direct sale or any Securities which may have been issued on transfer or in exchange for such Securities, and which Securities were therefore not effectively placed for investment by you, you authorize Morgan Stanley & Co. Incorporated either to charge your account with an amount equal to the concession to dealer with respect thereto, which amount shall be credited against the cost of such Securities, or to require you to repurchase such Securities at a price equal to the total cost of such purchase, including transfer taxes, accrued interest, dividends and commissions, if any.

4.3.          If the Securities are Common Stock or securities of the Issuer that may be exchanged for or converted into Common Stock you agree that you will not, without the advance approval of Morgan Stanley & Co. Incorporated, buy, sell, deal or trade in (i) any Common Stock, (ii) any security of the Issuer convertible into Common Stock or (iii) any right or option to acquire or sell Common Stock or any security of the Issuer convertible into Common Stock, for your own account or for the account of the customer, except:

(a)           as provided for in the Agreement or the Underwriting Agreement;

(b)           that you may convert any security of the Issuer convertible into Common Stock owned by you and sell the Common Stock acquired upon such conversion and that you may deliver Common Stock owned by you upon the exercise of any option written by you as permitted by the provisions set forth herein;

(c)           in brokerage transactions on unsolicited orders which have not resulted from activities on your part in connection with the solicitation of purchases and which are executed by you in the ordinary course of your brokerage business; and

(d)           that on or after the date of the initial public offering of the Securities, you may execute covered writing transactions in options to acquire Common Stock, when such transactions covered by Securities, for the accounts of customers.  An opening uncovered writing transaction in options to acquire Common Stock for your account or for the account of a customer shall be deemed, for purposes of this Section 4.3, to be a sale of Common Stock which is not unsolicited.  The term “opening uncovered writing transaction in options to acquire” as used above means a transaction where the seller intends to become a writer of an option to purchase any Common Stock which he does not own.  An opening uncovered purchase transaction in options to sell Common Stock for your account or for the account of a customer shall be deemed for purposes of this paragraph, to be a sale of Common Stock which is not unsolicited.  The term “opening uncovered purchase transaction in options to sell” as used above means a transaction where the purchaser intends to become an owner of an option to sell Common Stock which be does not own.

4.4.          If the Securities are not shares of Common Stock or securities of the Issuer that may be exchanged for or converted into Common Stock, you agree that you will not bid for or purchase, or attempt to induce any other person to purchase, any Securities or any other securities of the Issuer designated in the Applicable AAU other than (i) as provided for in the Agreement or the Underwriting Agreement, (ii) as approved by Morgan Stanley & Co. Incorporated or (iii) as a broker in executing unsolicited orders.

4.5.          You represent that you have not participated, since you were invited to participate in the offering of the Securities, in any transaction prohibited by Section 4.3 or 4.4 and that you have at all times complied with the provisions of Rule 10b-6 of the Commission applicable to such offering.

V.

5.1.          On the date on which the Underwriters are required to pay the Seller for the Firm Securities, at the office of Morgan Stanley & Co. Incorporated, 55 Water Street, New York, New York, prior to 8:45 A.M. (New York City time) you will deliver to the Manager a certified or official bank check payable to the order of Morgan Stanley & Co. Incorporated in New York Clearing House funds (or other next day funds), for (i) an amount equal to the public offering price less the selling concession in respect of the Firm Securities to be purchased by you, (ii) an amount equal to the public offering price less the selling concession in respect of such of the Firm Securities to be purchased by you as shall have been retained by or released to you for direct sale or (iii) the amount set forth or indicated in the Applicable AAU, as the Manager shall advise.  You will make similar payment as the Manager may direct for Additional Securities, if any, to be purchased by you on the date specified by the Manager for such payment.  The Manager will make payment to the Seller against delivery to the Manager for your account of the Securities to be purchased by you and the Manager will deliver to you the Securities paid for by you which shall have been retained by or released to you for direct sale.  Unless you promptly give the Manager written instructions otherwise, if transactions in the Securities may be settled through the facilities of The Depository Trust Company, payment for and delivery of Securities purchased by you will be made through such facilities, if you are a member, or, if you are not a member, settlement may be made through you ordinary correspondent who is a member.

VI.

6.1.          You authorize the Manager to charge your account as compensation for the Manager’s services in connection with the Securities, including the purchase from the Seller and the management of the offering of the Securities, the amount, if any, set forth as the Management Fee in the Applicable AAU.

6.2.          You authorize the Manager to charge your account with your underwriting percentage of all expenses incurred by the Manager under the Agreement in connection with the offering of the Securities or in connection with the purchase, carrying and sale of any securities of the Issuer under the Agreement.

VII.

7.1.          You authorize the Manager to advance the Manager’s own funds for your account, charge current interest rates, or to arrange loans for your account for the purpose of carrying out the provisions of the Agreement and, in connection therewith, to hold or pledge as security therefor all or any securities of the Issuer which the Manager may be holding for your account under the Agreement.

7.2.          Out of payment received by the Manager for Securities sold for your account which has been paid for by you, the Manager will remit to you promptly an amount equal to the price paid by you for such Securities.

7.3.          The Manager may deliver to you from time to time against payment, for carrying purposes only, any securities of the Issuer purchased by you or for your account under the Agreement which Manager is holding for sale for your account but which are not sold and paid for.  You will redeliver the Manager against payment any securities of the Issuer delivered to you for carrying purpose such times as the Manager may demand.

VIII.

8.1.          The Agreement shall terminate 30 days after the date of the initial public offering of Securities unless sooner terminated by the Manager.  The Manager may at its discretion by notifying you prior to the termination of the Agreement alter any of the terms or conditions of offer determined pursuant to Article II or III hereof, or terminate or suspend the effectiveness of Article IV hereof, or any part thereof.  No termination or suspension pursuant to this paragraph shall affect the Manager’s authority under Article IV hereof to cover any short position incurred under the Agreement.

8.2.          Upon termination of the Agreement or prior thereto at the Manager’s discretion.  Manager shall deliver to you any Securities purchased by you from the Seller and held by the Manager for sale for your account to institutions and dealers but not sold and paid for and any securities of Issuer which are held by the Manger for your account pursuant to the provisions of Article IV hereof.  If at the termination of the Agreement the aggregate amount of any securities of the Issuer so held and not sold and paid for does not exceed 10% of the aggregate amount of Securities, Morgan Stanley & Co. Incorporated may, in its discretion, sell for the accounts of the several Underwriters any such securities so held, at such prices, on such terms and in such manner as it may determine.  As soon as practicable after termination of the Agreement, your account shall be settled and paid.  The Manager may reserve from distribution such amount as the Manager deems advisable to cover possible additional expenses.  The determination by the Manager of the amount so to be paid to or by you shall be final and conclusive.  Any of your funds in the Manager’s hands may be held with the Manager general funds without accountability for interest.

8.3.          Notwithstanding any settlement on the termination of the Agreement, you agree to pay the transfer taxes which may be assessed and paid after such settlement on account of any sales transfers under the Agreement for your account and your underwriting percentage of (i) all expenses incurred by the Manager in investigating or defending against any claim or proceeding which is asserted or instituted by any party (including any governmental or regulatory body) other than an Underwriter relating to the Registration Statement, any preliminary prospectus or Prospectus (or amendment or supplement thereto)

and (ii) any liability, including attorneys’ fees, incurred by Manager in respect of any such claim or proceeding, whether such liability shall be the result of judgment or as a result of any settlement agreed to by the Manager, other than any such expense or liability as to which the Manager receives indemnity pursuant to Section 8.4 or indemnity or contribution pursuant to the Underwriting Agreement.

8.4.          You agree to indemnify and hold harmless each Underwriter and each person, if any, who controls any such Underwriter within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, to the extent and upon the terms which you agree to indemnify and hold harmless the Seller, the Issuer, its directors, its officers who signed the Registration Statement and any person controlling the Seller or the Issuer as set forth in the Underwriting Agreement.

8.5.          Regardless of any termination of the Agreement, your agreements contained in Sections 8.3 and 8.4 shall remain operative and in full force and effect regardless of (i) any termination of the Underwriting Agreement, (ii) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Seller or Issuer, its directors or officers or any person controlling the Seller or Issuer and (iii) acceptance of and payment for any Securities.

IX.

9.1.          You understand that it is your responsibility to examine the Registration Statement, the Prospectus, any amendment or supplement thereto relating to the offering of the Securities, any preliminary prospectus and the material, if any, incorporated by reference therein and you will familiarize yourself with the terms of the Securities and the other terms of the offering thereof which are to be reflected in the Prospectus and the Applicable AAU.  The Manager is authorized, with the approval of counsel for the Underwriters, to approve on your behalf any amendments or supplements to the Registration Statement or the Prospectus.

9.2.          You will keep an accurate record of the names and addresses of all persons to whom you give copies of the Registration Statement, the Prospectus or any preliminary prospectus (or any amendment or supplement thereto), and, when furnished with any subsequent amendment to the Registration Statement, any subsequent prospectus or any memorandum outlining changes in the Registration Statement or any prospectus, you will, upon request of the Manager, promptly forward copies thereof to such persons.

9.3.          You confirm that the information that you have given or are deemed to have given in response to the Underwriters’ Questionnaire attached as Exhibit B hereto which information has been furnished to the Issuer for use in the Registration Statement or the Prospectus is correct.  You will notify the Manager immediately of any development before the termination of the Agreement which makes untrue or incomplete any information that you have given or are deemed to have given in response to the Underwriters’ Questionnaire.

9.4.          Unless you have promptly notified the Manager in writing otherwise, your name as it should appear in the Prospectus and your address are set forth on the signature pages hereof.

9.5.          You represent that your commitment to purchase the Securities will not result in a violation of the financial responsibility requirements of Rule 15c3-1 under the 1934 Act or of any similar provision of any applicable rules of any securities exchange to which you are subject.

9.6.          You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) or that you are a foreign bank or dealer not eligible for membership in the NASD.  In making sales of Securities, if you are such a member, you agree to comply with all applicable rules of the NASD, including, without limitation, the NASD’s Interpretation with Respect to Free-Riding and Withholding and Section 24 of Article III of the NASD’s Rules of Fair Practice, or, if you are such a foreign bank or dealer, you agree to comply with such Interpretation and Sections 8, 24 and 36 of such Article as though you were such a member and Section 25 of such Article as it applies to a nonmember broker or dealer in a foreign country.

9.7.          The Manager will file a Further State Notice with the Department of State of New York, if required.

X.

10.1.        If the Underwriting Agreement is terminated as permitted by the terms thereof, your obligations hereunder with respect to the offering of the Securities shall immediately terminate except (i) as set forth in Section 8.5, (ii) that you shall remain liable for your underwriting percentage of all expenses and for any purchases or sales which may have been made for your account pursuant to the provisions of Article IV hereof and (iii) that such termination shall not affect any obligations of the defaulting Underwriter.

10.2.        If any Underwriter shall default in its obligations (i) pursuant to Section 4.1, (ii) to pay amounts charged to its account pursuant to Section 6.2 or (iii) pursuant to Section 8.3, 8.4 or 10.1, you will assume your proportionate share (determined on the basis of the respective underwriters percentages of the non-defaulting Underwriters) of such obligations, but no such assumption shall relieve any defaulting Underwriter from liability for its default.

10.3.        The Manager is authorized to arrange for the purchase by others (including the Manager or any other Underwriter) of any Securities not purchased by any defaulting Underwriter.  If such arrangements are made, the respective amounts of Securities to be purchased by the remaining Underwriters and such other person or persons, if any, shall be taken as the basis for all rights and obligations hereunder, but this shall not relieve any defaulting Underwriter from liability for its default.

10.4.        If any Underwriter shall default in its obligation to purchase the amount of Firm Securities or Additional Securities which it has agreed to purchase under the Underwriting Agreement and to the extent that arrangements shall not have been made by the Manager for others to assume the obligations of such defaulting Underwriter, each non-defaulting Underwriter severally agrees to assume the Manager’s request, its share of the obligations of such defaulting Underwriter in the proportion which the amount of Firm Securities set forth opposite its name in the Underwriting Agreement bears to the aggregate amount of Firm Securities set forth opposite the names of all non-defaulting Underwriters in the Underwriting Agreement, or in such proportions as the Manager may specify, provided that in no event shall the amount of Securities which any Underwriter has agreed to purchase be increased pursuant to this Section 10.4 and the Underwriting Agreement, without the written consent of such Underwriter, by an amount in excess of one-ninth of the amount of Securities which such Underwriter agreed to purchase before giving effect to any such increase.  No such assumption should relieve any defaulting Underwriter from liability for its default.

XI.

11.1.        If you are a foreign bank or dealer and you are not registered as a broker-dealer under Section 15 of the 1934 Act, you agree that while you are acting as an Underwriter in respect of the Securities and in any event during the term of the Agreement, you will not directly or indirectly effect in, or with persons who are nationals or residents of, the United States any transactions (except for the purchases provided for in the Underwriting Agreement and transactions contemplated by Articles II and

IV hereof) in (i) Securities, (ii) Common Stock, if the Securities are Common Stock or securities of the Issuer that may be exchanged for or converted into Common Stock or (iii) any other securities that the Issuer designated in the Applicable AAU.

11.2.        If you are a foreign bank or dealer, you represent that in connection with sales and offers sell Securities made by you outside the United States (a) you will not offer or sell any Securities in any jurisdiction except in compliance with applicable laws and (b) you will either furnish to each person to whom any such sale or offer is made a copy of the then current preliminary prospectus, if any, or of the Prospectus (as then amended or supplemented), as the case may be, or inform such person that such preliminary prospectus, if any, or Prospectus will be available upon request.  Any offering material in addition to the then current preliminary prospectus or the Prospectus furnished by you to any person in connection with any offers or sales referred to in the preceding sentence (i) shall be prepared and so furnished at your sole risk and expense and (ii) shall not contain information relating to the Securities or the Issuer which is inconsistent in any respect with the information contained in the then current preliminary prospectus, if any, or in the Prospectus (as then amended or supplemented), as the case may be.  It is understood that no action has been taken by the Manager, the Seller or the Issuer to permit a public offering in any jurisdiction other than the United States where action would be required for such purpose.

XII.

12.1.        Nothing contained in this Master Agreement Among Underwriters or the Agreement constitutes you partners with the Manager or with the other Underwriters and the obligations of you and of each of the other Underwriters are several and not joint.  Each Underwriter elects to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1954, as amended.

12.2.        The Manager shall be under no liability to you for any act or omission except for obligations expressly assumed by the Manager in the Agreement.

12.3.        This Master Agreement Among Underwriters may be terminated by either party hereto upon five business days’ written notice to the other party; provided that with respect to any Offering for which an AAU was sent prior to such notice, this Master Agreement Among Underwriters as it applies to such Offering shall remain in full force and effect and shall terminate with respect to such Offering in accordance with Article VIII hereof.

12.4.        This Master Agreement Among Underwriters and the Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please confirm your acceptance of this Master Agreement Among Underwriters by signing and returning to us the enclosed duplicate copy hereof.

Very truly yours,

MORGAN STANLEY & CO.
INCORPORATED

By:
Title: Managing Director

Confirmed and accepted
as of August 1, 1982

(Name of Underwriter)

(Address)

By:
Title:

(If person signing is not an officer or partner, please attach instrument of authorization.)

EXHIBIT A

[name of participating underwriter]

MORGAN STANLEY & CO. INCORPORATED

AGREEMENT AMONG UNDERWRITERS

[date]

[Name of Issuer]

[Title of Securities]

Dear Sirs:

[Name of Issuer] (the “Issuer”) proposes to issue and sell [specify amount] [Title of Securities] (the “Firm Securities”) pursuant to the Underwriting Agreement, to be dated           , 19 (the “Underwriting Agreement”), between the Issuer and ourselves (the “Manager”), on behalf of the several underwriters named therein (the “Underwriters”).(1)  [In addition, the several Underwriters shall have an option to purchase from [Name of Seller] an additional [specify amount] [Title of Securities] (the “Additional Securities”) to cover over-allotments.](2)  The term Securities shall mean the Firm Securities [and the Additional Securities].(2)

Except to the extent supplemented or superseded by the terms set forth herein, the provisions contained in the Morgan Stanley & Co. Incorporated Master Agreement Among Underwriters dated August 1, 1982 (the “Master Agreement”), are incorporated by reference herein.

You hereby confirm your agreement with the Manager with respect to the offering of the Securities and with respect to the purchase by the Manager and the other Underwriters, including yourselves severally of the Securities [for which delayed delivery contracts (“Delayed Delivery Contracts”) are not entered into by the Issuer as contemplated in the Underwriting Agreement].(3)  [You hereby agree that any action that the Manager is authorized to take, under the Underwriting Agreement, this Agreement or the Master Agreement may be taken by Morgan Stanley & Co. Incorporated on the Manager’s behalf.](4)

(1)           Use the following alternate language if the Issuer is not the seller or only seller of the Securities:  “[Name of Sellers] propose to sell [specify amount] [Title of Securities] (the “Securities”) of [Name of Issuer] (the “Issuer”) pursuant to the Underwriting Agreement, to be dated              , 19    (the “Underwriting Agreement”), among [Names of Sellers] and ourselves (the “Manager”), on behalf of the several underwriters named therein (the “Underwriters”).

(2)           Include bracketed material only if there is an over-allotment option.

(3)           Include bracketed material only if there are delayed delivery contracts.

(4)           Include bracketed material only if there are co-managers.

You hereby agree to purchase up to [specify amount] of Firm Securities [and up to [specify amount] of Additional Securities](2)  pursuant to the Underwriting Agreement on the following terms:

Price to Public:	(5)
Purchase Price:	(5)
Underwriting Fee:
Selling Concession:
Reallowance:
[Fee for delayed delivery
securities]	(3)
Management Fee:
Offering Date:
Anticipated Closing Date:

together with any other additional securities of the Issuer which you may be required to purchase pursuant to the Master Agreement.

[Principal terms of Securities, if appropriate, e.g., yield, sinking fund, call protection, redemption rights.]

[The trustee for the indenture under which the Securities will be issued is [Name of Trustee] subsidiary of [Name of trustee’s parent company].](6)

[You will not, without the Manager’s consent, sell any of the Securities to any account over with you exercise discretionary authority.](7)

[The amount of the Securities you hereby agree to purchase may be reduced on the terms set forth in the Master Agreement by sales of Securities pursuant to Delayed Delivery Contracts.](3)

[ [Title of Restricted Securities] are hereby designated as “other Securities of the Issuer” referred to in Sections 4.1, 4.4 an 11.1 of the Master Agreement.](8)

Unless we receive a notice to the contrary by wire, telex or other written means from you [specify time], you agree to accept your participation in the offering and confirm that you have exceptions to the Underwriters’ Questionnaire attached as Exhibit B to the Master Agreement.

(5)           Include formula price language if appropriate.

(6)           Include bracketed material only for Securities to be issued under an indenture qualified under the Trust Indenture Act of 1939.

(7)           Include bracketed material only if the Issuer was not, immediately prior to filing the Registration Statement, subject to the requirements of Section 13(a) or 15(d) of the Securities Exchange Act 1934.

(8)           Include bracketed material if trading in designated securities is to restricted.

Please contact [insert name] at [insert phone number] of Morgan Stanley & Co. Incorporated [insert name] at [insert phone number] of the [Issuer]] if you have any questions relating to offering of the Securities, including the terms of the Underwriting Agreement or any other matter.

Very truly yours,

MORGAN STANLEY & CO.
INCORPORATED

By:
Title:

[MORGAN STANLEY & CO.
INCORPORATED

Name of Co-Manager

By: MORGAN STANLEY & CO.]
INCORPORATED

By:
Title:

EXHIBIT B

UNDERWRITERS’ QUESTIONNAIRE

In connection with each Offering governed by the Morgan Stanley & Co. Incorporated Master Agreement Among Underwriters dated August 1, 1982, except as indicated in a reply to the applicable AAU, each underwriter participating in such Offering severally advises the Issuer that:

(a)           neither such underwriter nor any of its directors, officers or partners have a material relationship, as “material” is defined in Regulation C under the Securities Act of 1933, with the Issuer;

(b)           if the Registration Statement is on Form S-1, neither such underwriter nor any “group” (as that term is used in Section 13(d)(3) of the Securities Exchange act of 1934) of which such underwriter is aware is the beneficial owner of more than 5% of any class of voting securities of the Issuer;

(c)           other than as may be stated in the Morgan Stanley & Co. Incorporated Master Agreement Among Underwriters dated August 1, 1982, the Applicable AAU, the dealer agreement, if any, the Prospectus or the Registration Statement, such underwriter does not know and has no reason to believe that there is an intention to over-allot or that the price of any security may be stabilized to facilitate the offering of the Securities;

(d)           other than as may be stated in the Prospectus, such underwriter does not know of any other discounts or commissions to be allowed or paid to the underwriters or of any other items that would be deemed by the National Association of Securities Dealers, Inc. to constitute underwriting compensation for purposes of the Association’s Rules of Fair Practice and such underwriter does not know of any discounts or commissions to be allowed or paid to dealers, including any cash, securities, contracts or other consideration to be received by any dealer in connection with the sale of the Securities;

(e)           if the Securities are to be issued under an indenture qualified under the Trust Indenture Act of 1939:

(i)            such underwriter (if a corporation) does not have outstanding nor has such underwriter assumed or guaranteed any securities issued otherwise than in its present corporate name;

(ii)           neither such underwriter nor any of its directors, officers or partners is an affiliate, as defined in Rule O-2 under the Trust Indenture Act of 1939, of the Trustee or its parent holding company, if any, and neither of them nor any of their directors or executive officers is a director, officer, partner, employee, appointee or representative of such underwriter as designated in said Act; and

(iii)          neither such underwriter nor any of its directors, executive officers or partners own beneficially any shares of voting securities of the Trustee or its parent holding company, if any and

(f)            such underwriter has not prepared any report or memorandum for external use in connection with the offering of the Securities; and if the Registration Statement is on Form S-1, such underwriter has not prepared any engineering management or similar reports or memoranda relating to broad aspects of the business, operations or products of the Issuer within the past twelve months (except for reports solely comprised of recommendations to buy, sell or hold the securities of the Issuer, unless such recommendations have changed within the past six months).

If an underwriter notes an exception with respect to material of the typed referred to in clause (f), such underwriter will send three copies of each item of such material, together with a statement as to distribution identifying classes of recipients and the number of copies distributed to each such class, to Morgan Stanley & Co. Incorporated, 1251 Avenue of the Americas, New York, New York 10020 Attention:  Syndicate Department.

As used herein, the term “beneficially” is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.